P R E S S R E L E A S E

SES Obtains Approvals for Expansion of Hai Hua Gasification Project

U-GAS® technology is optimizing high-ash coal reserves to cleanly expand production of chemical feedstocks to supply China’s growing petrochemical and transportation fuel needs

HOUSTON, Texas, August 18, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) has announced that its 95%-owned joint venture project with Shandong Hai Hua Coal & Chemical Company Ltd. (“SHHCCC”) obtained key government approvals for the expansion (“Phase II”) of its existing Hai Hua project in Zaozhuang City, Shandong Province, China.  The Phase II expansion will result in additional production capacity of approximately 17,000 standard cubic meters per hour ("scm/hr") (a 15 MW equivalent) of high grade syngas at this site.  After completion of the expansion, the plant will have a design capacity of approximately 45,000 scm/hr (a 40 MW equivalent). The project approvals were issued by divisions of the State Environmental Protection Administration and the National Development and Reform Commission.

With a workforce of over 150 employees, the Hai Hua Plant is utilizing SES’ global, exclusively licensed U-GAS® technology to convert local low-rank coal, with approximately 40% ash content, into high grade syngas.  The additional capacity from the Phase II expansion is expected to support approximately 100,000 tonnes/year of methanol production as well as other gas demands in the Xuecheng Industrial Park.  SES is currently negotiating agreements, including ownership in the methanol facility, with SHHCCC as well as other customers for the additional syngas capacity. SES expects to finalize project terms and begin work on the Phase II expansion later this year.

“This milestone underscores SES’ strategy in China of focusing on key strategic locations where we can grow our business to meet increasing demand for syngas and other coal chemical products.  With its abundant coal resources in the heart of China’s rapidly growing chemical production base, Southern Shandong is a great location for SES to be expanding our gasification business,” said Don Bunnell, President and CEO of Asia Pacific.

"We are extremely pleased with the progress that we have made on our first U-GAS® plant.  Moving forward with this expansion evidences the confidence of our partner and governmental officials in the capabilities of SES and our technology," stated Tim Vail, President and CEO of SES.  This expansion also demonstrates a key U-GAS® advantage, the modular nature of the technology which will enable us to increase the capacity of the Zaozhuang Plant by more than 60 percent, a goal that was incorporated into our project plans from initial conception," concluded Vail.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many

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Tel: (713) 579-0600 / Fax: (713) 579-0610

cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit http://www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansions and growth of the Hai Hua project and the Company's business and operations, timelines for construction projects, quantity of syngas production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward- looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. These include, but are not limited to, risks and uncertainties associated with our early stage of development, the success of our development projects with industry partners, the limited history and viability of our technology, our results of operation in foreign countries, our ability to maintain production from our Hai Hua plant, our ability to negotiate acceptable terms with SHHCCC for additional production and the sufficiency of our internal controls. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com